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                                                               Exhibit 99.(a)(3)

                             MONEYMART ASSETS, INC.

                             ARTICLES SUPPLEMENTARY

                 INCREASING AND RE-CLASSIFYING AUTHORIZED STOCK

     MONEYMART ASSETS, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

     SECOND: The Board of Directors of the Corporation has:

          (a) Duly increased the total number of shares of capital stock that the Corporation has authority to issue from 15,000,000,000 shares of Common Stock, par value $.001 per share, to 20,000,000,000 shares of Common Stock, par value $.001 per share, pursuant to authority expressly vested in the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law (the "MGCL"); and

          (b) Duly authorized the creation of two additional Classes of the capital stock of the Corporation designated as Class B Common Stock, par value $.001 per share, and Class C Common Stock, par value $.001 per share, and has further classified 2,500,000,000 of the increased shares as Class B Common Stock, par value $.001 per share, and classified 2,500,000,000 of the increased shares as Class C Common Stock, par value $.001 per share, pursuant to authority expressly vested in the Board of Directors in accordance with Article FOURTH (A) of the Charter of the Corporation (the "Charter").

     THIRD: As of immediately before the increase and reclassification, the total number of shares of capital stock which the Corporation has authority to issue is 15,000,000,000 shares of Common Stock, par value $.001 per share, having an aggregate par value of $15,000,000, divided into two Classes as follows:

          Class A Common Stock                    13,000,000,000 shares

          Class Z Common Stock                     2,000,000,000 shares

     FOURTH: As increased and reclassified, the total number of shares of capital stock which the Corporation has authority to issue is 20,000,000,000 shares of Common Stock, par value of $.001 per share, having an aggregate par value of $20,000,000, divided into four Classes as follows:

          Class A Common Stock                    13,000,000,000 shares

          Class B Common Stock                     2,500,000,000 shares

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
          Class C Common Stock                     2,500,000,000 shares

          Class Z Common Stock                     2,000,000,000 shares

     FIFTH: Each share of Class B Common Stock and Class C Common Stock (each, a "New Class") shall represent the same interest in the Corporation and have identical voting, dividend, liquidation, and other rights with the Class A Common Stock; PROVIDED, HOWEVER, that notwithstanding anything in the Charter to the contrary:

          (a) Expenses related solely to a particular New Class (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) shall be borne by that New Class, shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of that New Class, and shall be described in the prospectus or statement of additional information for such New Class as and to the extent required by the Investment Company Act of 1940, as amended, and the rules and regulations thereunder. As of the date hereof, each New Class shall [not] be subject to any Rule 12b-1 distribution fees.

          (b) As to any matter with respect to which a separate vote of any New Class is required by the Investment Company Act (including, without limitation, approval of any Rule 12b-1 plan, agreement or other arrangement referred to in (a) above), such requirement as to a separate vote by that New Class shall apply in lieu of any voting requirements established by the MGCL. As to any matter which does not affect the interest of the holders of the other Classes of shares of Common Stock, only the holders of shares of the affected Class or Classes shall be entitled to vote.

     SIXTH: Each New Class shall have the other preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption applicable generally to shares of capital stock as set forth in the Charter.

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     IN WITNESS WHEREOF, MONEYMART ASSETS, INC., Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on December 4, 2003.

WITNESS:                                MONEYMART ASSETS, INC.


/s/ Jonathan D. Shain                   By: /s/ Judy A. Rice
---------------------                       -------------------
Jonathan D. Shain, Secretary                    Judy A. Rice, President


     THE UNDERSIGNED, President of MONEYMART ASSETS, INC., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                                 /s/ Judy A. Rice
                                                 ----------------
                                                 Judy A. Rice, President